SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934

               Date of Report: (Date of earliest event reported):
                       March 13, 2002 (February 28, 2002)


                           Blue Dolphin Energy Company
             (Exact name of registrant as specified in its charter)




   Delaware                           0-15905                    73-1268729
  (State of                   (Commission File Number)         (IRS Employer
Incorporation)                                               Identification No.)




                             801 Travis, Suite 2100
                              Houston, Texas 77002
              (Address of Registrant's principal executive offices)

                                 (713) 227-7660
              (Registrant's telephone number, including area code)




                                (Not Applicable)
          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER

         On February 28, 2002, Blue Dolphin Energy Company ("Blue Dolphin") issued a press release announcing that it acquired an additional 1/3 interest in the Blue Dolphin Pipeline System (the "Additional Interest"), which it operates, from MCNIC Pipeline & Processing Company ("MCNIC"). As a result of this transaction Blue Dolphin owns an 83% interest in the Blue Dolphin Pipeline
System. The Blue Dolphin Pipeline System is a natural gas and condensate gathering pipeline with related shore facilities servicing the Galveston Area, offshore Texas, with transportation capacity of 160 Mmcf/d and 7,000 Bpd of condensate. Present throughput is approximately 20 Mmcf/d and 100 Bpd of condensate. The line extends from Galveston Block 288 to its onshore facilities in Freeport, Texas.

Pursuant to the terms of the purchase and sales agreement, Blue Dolphin issued MCNIC a $750,000 promissory note that matures on December 31, 2006. Blue Dolphin will make monthly payments equal to 90% of the net revenues attributable to the Additional Interest. The note bears interest at the rate of 6% per annum and is secured by the Additional Interest. Additionally, if the promissory note is retired before its maturity date, Blue Dolphin has agreed to make annual payments to MCNIC of up to $750,000 plus the amount of interest which would have accrued on $750,000 if interest had accrued thereon from January 1, 2002 at the rate of 6%, out of 50% of the net revenues attributable to the Additional Interest. These contingent payments would begin when the promissory note is retired and end on December 31, 2006.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)      Exhibits

         99.2     Press Release issued February 28, 2002







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

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    March 13, 2002


                                                     BLUE DOLPHIN ENERGY COMPANY


                                                      /s/ G. Brian Lloyd
                                                     ---------------------------
                                                     G. Brian Lloyd
                                                     Vice President, Treasurer



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

                                INDEX TO EXHIBITS



EXHIBIT           DESCRIPTION OF EXHIBIT
-------           ----------------------

99.2              Press Release issued February 28, 2002















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